                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  |X|
Filed by a Party other than the Registrant  |_|

Check the appropriate box:

|_|  Preliminary Proxy Statement
|_| Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X|  Definitive Proxy Statement
|_|  Definitive Additional Materials
|_|  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          QUINTILES TRANSNATIONAL CORP.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 Not Applicable
     -----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X| No fee required.
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1)   Title of each class of securities to which transaction applies:

         (2)   Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)   Proposed maximum aggregate value of transaction:

         (5)   Total fee paid:

|_| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)   Amount Previously Paid:
         (2)   Form, Schedule or Registration Statement No.:
         (3)   Filing Party:
         (4)   Date Filed:

                         [QUINTILES TRANSNATIONAL Logo]

                              4709 CREEKSTONE DRIVE
                         RIVERBIRCH BUILDING, SUITE 200
                        DURHAM, NORTH CAROLINA 27703-8411

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 2, 2001

         You are cordially invited to attend the Annual Meeting of Shareholders of Quintiles Transnational Corp. (the "Company") which will be held on Wednesday, May 2, 2001 at 5:30 p.m., Eastern Daylight Saving Time, at the Sheraton Imperial Hotel and Convention Center, 4700 Emperor Blvd., Durham, North Carolina 27703 for the following purposes:

         (1) To elect three nominees to serve as Class I directors with terms continuing until the Annual Meeting of Shareholders in 2004;

         (2) To ratify the appointment of Arthur Andersen LLP as independent public accountants for the Company and its subsidiaries for the fiscal year ending December 31, 2001; and

         (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

         Shareholders of record at the close of business on March 1, 2001 are entitled to notice of and to vote at the Annual Meeting and any and all adjournments or postponements thereof.

         IT IS DESIRABLE THAT YOUR SHARES OF STOCK BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU MAY HOLD. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

                                       By Order of the Board of Directors

                                       John S. Russell
                                       Senior Vice President and General Counsel
                                       Head Global Human Resources,
                                       Corporate Secretary

Durham, North Carolina
April 4, 2001

                          QUINTILES TRANSNATIONAL CORP.

                              4709 CREEKSTONE DRIVE
                         RIVERBIRCH BUILDING, SUITE 200
                        DURHAM, NORTH CAROLINA 27703-8411

                                 PROXY STATEMENT


                               GENERAL INFORMATION

PROXY SOLICITATION

         This Proxy Statement and the accompanying proxy card are being mailed to shareholders on or about April 4, 2001, by the Board of Directors of Quintiles Transnational Corp. (the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Sheraton Imperial Hotel and Convention Center, 4700 Emperor Blvd., Durham, North Carolina 27703 on May 2, 2001, at 5:30 p.m., Eastern Daylight Saving Time, and at all adjournments or postponements thereof. The Company will pay all expenses incurred in connection with this solicitation, including postage, printing, handling and the actual expenses incurred by custodians, nominees and fiduciaries in forwarding proxy materials to beneficial owners. In addition to solicitation by mail, certain officers, directors and regular employees of the Company, who will receive no additional compensation for their services, may solicit proxies by telephone, personal communication or other means. The Company has retained Corporate Investor Communications, Inc. to aid in the search for shareholders and delivery of proxy materials.

PURPOSES OF MEETING

         The principal purposes of the meeting are to: (1) elect three Class I directors for a term of three years; (2) ratify the action of the Board of Directors pursuant to the recommendation of the Audit Committee in appointing Arthur Andersen LLP as independent public accountants for the Company and its subsidiaries for the 2001 fiscal year; and (3) transact such other business as may properly come before the meeting or any adjournment or postponement thereof. The Board of Directors knows of no other matters other than those stated above to be brought before the meeting.

VOTING RIGHTS

         If the accompanying proxy card is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. If the proxy card is signed and returned, but voting directions are not made, the proxy will be voted in favor of the proposals set forth in the accompanying "Notice of Annual Meeting of Shareholders" and in such manner as the proxyholders named on the enclosed proxy card in their discretion determine upon such other business as may properly come before the meeting or any adjournment or postponement thereof. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted by (1) filing written notice of revocation with the Secretary of the Company which is actually received prior to the vote of shareholders, (2) filing a duly executed proxy bearing a later date with the Secretary of the Company before the vote of shareholders or (3) attending the Annual Meeting and voting in person.

         The Board of Directors has fixed the close of business on March 1, 2001, as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and all adjournments or postponements thereof. As of the close of business on March 1, 2001, the Company had outstanding 116,422,448 shares of Common Stock. On all matters to come before the Annual Meeting, each holder of Common Stock will be entitled to vote at the Annual Meeting and will be entitled to one vote for each share owned.


                          SHARE OWNERSHIP OF MANAGEMENT

SHARE OWNERSHIP OF MANAGEMENT

         The following table provides information, as of January 31, 2001, regarding shares of Common Stock of the Company owned of record or known to the Company to be owned beneficially by each director, each executive officer named in the Summary Compensation Table on page 12 and all current directors and executive officers as a group. Except as set forth in the footnotes, each of the shareholders identified in the table below has sole voting and investment power over the shares beneficially owned by such person, except to the extent such power may be shared with a spouse.

                                                             Shares            Percent
Name                                                  Beneficially Owned(1)    of Class
----                                                  ------------------       --------
Dennis B. Gillings, Ph.D. (2)                               6,836,842             5.9%
Santo J. Costa (3)                                            350,244              *
James L. Bierman (4)                                          108,014              *
John S. Russell (5)                                            41,536              *
Ludo Reynders, Ph.D. (6)                                      257,664              *
Jim D. Kever (7)                                            1,124,885              *
Robert C. Bishop, Ph.D. (8)                                    44,651              *
Chester W. Douglass, Ph.D. (9)                                461,399              *
Arthur M. Pappas (10)                                          87,749              *
Vaughn D. Bryson (11)                                          55,891              *
Virginia V. Weldon, M.D. (12)                                  29,907              *
Eric J. Topol, M.D. (13)                                       29,033              *
E.G.F. Brown (14)                                              36,907              *
All current directors and executive officers as a
group (13 persons) (15)                                     9,207,058             7.8%

-------------------------
*Less than one percent

(1) Pursuant to the rules of the Securities and Exchange Commission, certain shares of the Company's Common Stock which a person has the right to acquire within 60 days of the date shown above pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Such shares are described below as being subject to presently exercisable stock options. A beneficial owner of shares held in the Company's Employee Stock Ownership Plan (the "ESOP") or Approved Profit Sharing Scheme has sole voting power over the shares held in his or her account, but shares investment power over the shares with the plan trustee.

(2) Includes 354,224 shares subject to presently exercisable stock options and 161,413 shares held by the ESOP for Dr. Gillings' account. Includes 13,343 shares owned by Dr. Gillings' daughter, 240,000 shares owned by the Gillings Family Limited Partnership, of which Dr. Gillings and his wife are the general partners, 10,200 shares held by the GFEF Limited Partnership, of which Dr. Gillings is the general partner, 259,278 shares owned by Dr. Gillings' wife and an aggregate of 834,766 shares owned by two Grantor Retained Annuity Trusts under which Dr. Gillings is the beneficiary. Dr. Gillings shares voting power over 522,821 shares and shares investment power over 1,519,000 shares. Dr. Gillings disclaims beneficial ownership of all shares owned by his wife and daughter, all shares in the Gillings Family Limited Partnership, all shares owned by the GFEF Limited Partnership and all shares in the GRATs, except to the extent of his interest therein.

(3) Includes 323,454 shares subject to presently exercisable stock options and 3,840 shares held by the ESOP for Mr. Costa's account. Includes 1,000 shares owned by Mr. Costa's wife and 100 shares owned by Mr. Costa's children. Mr. Costa disclaims beneficial ownership of the shares held by his wife.

(4) Includes 106,243 shares subject to presently exercisable stock options and 360 shares held by the ESOP for Mr. Bierman's account.

(5) Includes 40,147 shares subject to presently exercisable stock options and 360 shares held by the ESOP for Mr. Russell's account.

(6) Includes 143,411 shares subject to presently exercisable stock options, 702 shares held by Quintiles (UK) Limited Approved Profit Sharing Scheme for Dr. Reynders' account, 10,000 shares owned by Dr. Reynders' wife and 305 shares held by the ESOP for Dr. Reynders' account. Dr. Reynders disclaims beneficial ownership of all shares owned by his wife. As of February 3, 2000, Dr. Reynders no longer served as an executive officer of the Company.

(7) Includes 763,341 shares subject to presently exercisable stock options and 63,960 shares in a trust for the benefit of Mr. Kever's minor children. As of May 26, 2000, Mr. Kever no longer served as an executive officer of the Company, however he continues to serve on the Board of Directors.

(8)      Includes 42,151 shares subject to presently exercisable stock options.

(9) Includes 56,899 shares subject to presently exercisable stock options. Includes 117,000 shares owned by the Douglass Family Limited Partnership, of which Dr. Douglass is the sole general partner. Dr. Douglass disclaims beneficial ownership of the shares held by the limited partnership except to the extent of his pecuniary interest therein.

(10)     Includes 54,149 shares subject to presently exercisable stock options.

(11)     Includes 20,891 shares subject to presently exercisable stock options.

(12) Includes 28,907 shares subject to presently exercisable stock options. Includes 1,000 shares held in a trust under which Dr. Weldon is a beneficiary and a trustee.

(13)     Includes 29,033 shares subject to presently exercisable stock options.

(14)     Includes 28,907 shares subject to presently exercisable stock options.

(15) Does not include shares beneficially owned by Dr. Reynders who is no longer an executive officer. Includes 1,848,346 shares subject to presently exercisable stock options and 165,973 shares held by the ESOP for the accounts of individual executive officers.

                  STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table provides information regarding shares of the Company's Common Stock known to be beneficially owned by persons holding more than five percent of the Company's outstanding Common Stock (other than directors and executive officers shown in the preceding table) as of March 12, 2001. The percentage is calculated based on 116,422,448 total shares outstanding of the Company as of March 1, 2001.

                                                                                PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER           SHARES BENEFICIALLY OWNED           CLASS
------------------------------------           -------------------------           -----
Capital Group International, Inc. (1)                 12,298,040                   10.6%
   Capital Guardian Trust Company
11100 Santa Monica Blvd.
Los Angeles, California  90025

Wellington Management Company, LLP (2)                10,085,240                   8.7%
75 State Street
Boston, MA 02109

Vanguard Specialized Funds -                           7,308,200                   6.3%
   Vanguard Health Care Fund (3)
PO Box 2600
Valley Forge, PA 19482

Capital Research and Management Company (4)            6,252,800                   5.4%
333 South Hope Street
Los Angeles, California  90071

WebMD Corporation (5)                                 10,000,000                   7.9%
400 The Lenox Building
3399 Peachtree Road, NE
Atlanta, GA 30326

---------------------

(1) Based on a Schedule 13G/A filed with the Securities and Exchange Commission on March 12, 2001. Capital Group International, a holding company, reports sole voting power over 10,433,440 shares and sole dispositive power over 12,298,040 shares held by its subsidiaries. Capital Guardian Trust Company, a bank subsidiary of Capital Group International, reports sole voting power over 6,406,180 shares and sole dispositive power over 8,270,780 shares. Both Capital Group International and Capital Guardian Trust disclaim beneficial ownership of the shares.

(2) Based on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2001. Wellington Management Company, LLP ("WMC"), an investment adviser, reports shared voting power over 2,662,040 shares and shared dispositive power over 10,085,240 shares held by its clients, including Vanguard Health Care Fund. WMC is the parent holding company of Wellington Trust Company, NA, a bank which is deemed to have acquired the securities being reported.

(3) Based on a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2001. Vanguard Specialized Funds - Vanguard Health Care Fund, an investment company, reports sole voting and shared dispositive power over the shares.

(4) Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2001. Capital Research and Management Company, an investment company, reports sole dispositive power over the shares, but no voting power over the shares, and disclaims beneficial ownership of the shares.

(5) Based on a Schedule 13D filed with the Securities and Exchange Commission on June 6, 2000. Includes 10,000,000 shares of Common Stock of the Company held beneficially by WebMD Corporation pursuant to a warrant to purchase such shares granted by the Company on May 26, 2000, which warrant is exercisable at any time on or before May 25, 2004 for an exercise price of $40.00 per share, subject to certain adjustments.

                        PROPOSAL 1: ELECTION OF DIRECTORS

         The Company's Board of Directors is divided into three classes, as nearly equal in number as possible. Each year the shareholders will elect the members of one of the three classes to a three year term of office.

         The term of office of the Class I directors expires at the Annual Meeting; the term of office of the Class II directors expires at the 2002 Annual Meeting of Shareholders; and the term of office of the Class III directors expires at the 2003 Annual Meeting of Shareholders, or in any event at such time as their respective successors are duly elected and qualified or their earlier resignation, death or removal from office.

         The following table lists the directors of the Company and the classes in which they serve as of the date of this Proxy Statement:

         CLASS I                   CLASS II                    CLASS III
  (Term Expiring 2001)      (Term Expiring 2002)         (Term Expiring 2003)

Robert C. Bishop, Ph.D.     Vaughn D. Bryson          Dennis B. Gillings, Ph.D.
Santo J. Costa              Eric J. Topol, M.D.       Chester W. Douglass, Ph.D.
Arthur M. Pappas            Jim D. Kever              Virginia V. Weldon, M.D.
E.G.F. Brown

         The Board of Directors has approved the nomination of the Class I directors indicated above, other than Santo J. Costa, for election at the Annual Meeting to serve until the Annual Meeting of Shareholders in the year 2004 (or until such time as their respective successors are elected and qualified or their earlier resignation, death or removal from office). Santo J. Costa is not standing for re-election at the Annual Meeting.

         The Board of Directors has no reason to believe that the persons named above as nominees for directors will be unable or will decline to serve if elected. In the event of death or disqualification of any nominee or the refusal or inability of any nominee to serve as a director, the proxy may be voted with discretionary authority for a substitute or substitutes as shall be designated by the Board of Directors.

         Pursuant to North Carolina law, the three candidates who receive the highest number of votes as Class I directors will be elected as Class I directors of the Company. Abstentions and shares held in street name that are not voted in the election of directors will not be included in determining which nominees received the highest number of votes.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THESE NOMINEES.

         Set forth below are the names and other information pertaining to the Board's nominees and other directors whose terms of office will continue after the Annual Meeting:

                                                                        FIRST YEAR
                                                                        ELECTED
NAME                              POSITION WITH COMPANY       AGE       DIRECTOR
----                              ---------------------       ---       ----------
CLASS I

Robert C. Bishop, Ph.D. (1)(3)    Director                    58             1994

Arthur M. Pappas (1)(5)           Director                    53             1994

E.G.F. Brown (1)(2)               Director                    56             1998

CLASS II

Vaughn D. Bryson (1)(2)(4)                 Director              62             1997

Eric J. Topol, M.D. (1)(4)                 Director              46             1997

Jim D. Kever (4)                           Director              48             1999

CLASS III

Dennis B. Gillings, Ph.D. (1)              Chairman              56             1982

Chester W. Douglass, Ph.D. (1)(3)(4)       Director              60             1983

Virginia V. Weldon, M.D. (1)(3)(5)         Director              65             1997

-------------------------

(1)      Member of Executive Committee
(2)      Member of Audit Committee
(3)      Member of Compensation Committee
(4)      Member of Quality Committee
(5)      Member of Human Resources Committee

         ROBERT C. BISHOP, PH.D. has served as a director since April 1994. Since June 1999, Dr. Bishop has served as Chairman of the Board for AutoImmune, Inc., a biotechnology company. From May 1992 to December 1999, Dr. Bishop served as President, Chief Executive Officer and director of AutoImmune, Inc. From February 1991 to April 1992, Dr. Bishop served as President of Allergan Therapeutics Group, a division of Allergan, Inc., an eye and skin care company. From August 1989 to February 1991, Dr. Bishop served as President of Allergan Pharmaceuticals, a division of Allergan, Inc. Dr. Bishop serves as a director of Millipore Corporation, a multinational company that applies its purification technology to research and manufacturing applications in the microelectronics and biopharmaceutical industries. Dr. Bishop received an M.B.A. from the University of Miami and a Ph.D. in Biochemistry from the University of Southern California.

         E. G. F. BROWN has served as a director since January 1998. Mr. Brown was Chairman - Mainland Europe of Tibbett & Britten Group plc. Mr. Brown was previously an Executive Director of T.D.G. PLC, a European logistics company, and a director of Datrontech PLC, a distributor of personal computer components. Prior to joining TDG in 1996, Mr. Brown served as Operations Director for NFC PLC, a supply chain logistics company. Mr. Brown was educated at Exeter and Reading Universities and the London Business School.

         VAUGHN D. BRYSON has served as a director since March 1997. Mr. Bryson is President of Life Science Advisors, LLC, a consulting firm focused on assisting biopharmaceutical and medical device firms in building shareholder value. Mr. Bryson is President and founder of Clinical Products, a medical foods company. Mr. Bryson was a 32 year employee of Eli Lilly & Co. ("Lilly"), a global research-based pharmaceutical corporation, where he served as President and Chief Executive Officer from 1991 until June 1993; he was Executive Vice President from 1986 until 1991. He served as a director of Lilly from 1984 until his retirement in 1993. From April 1994 to December 1996, Mr. Bryson served as Vice Chairman of Vector Securities International, Inc., an investment banking firm. Mr. Bryson is a director of Ariad Pharmaceuticals, Inc., a company dedicated to the development of gene, cell and protein therapy products featuring dose dependent regulation by small molecule drugs, as well as small molecule inhibitor of signal transmodulation; AtheroGenics, Inc., a biopharmaceutical company focused on research and development of genes that regulate atheroscleosis and cancer; Chiron Corporation, a global healthcare company participating in biopharmaceuticals, vaccines and blood testing; and Amylin Pharmaceuticals, Inc., a developmental stage biopharmaceutical company focusing on metabolic disorders.

         CHESTER W. DOUGLASS, PH.D. has served as a director since 1983. Dr. Douglass is Professor and Chairman of the Department of Oral Health Policy and Epidemiology, Harvard University School of Dental Medicine and Professor, Department of Epidemiology, Harvard University School of Public Health. Dr. Douglass has served over 30 years in various academic appointments at Temple University, the University of North Carolina at Chapel Hill and Harvard University. Dr. Douglass received a D.M.D. from the Temple University School of Dentistry, an M.P.H. from the University of Michigan School of Public Health and a Ph.D. from the University of Michigan Rackham School of Graduate Studies.

         DENNIS B. GILLINGS, PH.D. founded the Company in 1982 and has served as Chairman of the Board of Directors since its inception and Chief Executive Officer from its inception until April 2, 2001. From 1972 to 1988, Dr. Gillings served as a professor in the Department of Biostatistics at the University of North Carolina at Chapel Hill. During his tenure as a professor, he was active in statistical consulting for the pharmaceutical industry. Dr. Gillings currently serves on the Dean's Advisory Council of the University of North Carolina School of Public Health. Dr. Gillings has been published widely in scientific and medical journals. Dr. Gillings serves as a director of Triangle Pharmaceuticals, Inc., a company engaged in the development of new drug candidates primarily in the antiviral area. He also serves as a director of The Medicines Company, a company that develops and commercializes selected pharmaceutical products in late stages of development, and WebMD Corporation, a company providing online services to the health care industry ("WebMD").

         JIM D. KEVER has served as a director since June 1999. Mr. Kever currently serves as Co-Chief Executive Officer of Transaction Services Division of WebMD. Mr. Kever served as Chief Executive Officer of ENVOY Corporation ("ENVOY") from the Company's acquisition of ENVOY in March 1999 as a wholly-owned subsidiary until its sale in May 2000. Mr. Kever served as President and Co-Chief Executive Officer of ENVOY from August 1995 until March 1999 and as a director of ENVOY from its incorporation in August 1994 until March 1999. Prior to such time, he served as ENVOY's Executive Vice President, Secretary and General Counsel from the date of incorporation. Mr. Kever previously served as a director and Secretary, Treasurer and General Counsel of ENVOY's former parent corporation since 1981 and as Executive Vice President since 1984. Mr. Kever also is a director of Transaction System Architects, Inc., a supplier of electronic payment software products and network integration solutions; 3D Systems Corporation, a manufacturer of technologically advanced solid imaging systems and prototype models; and Tyson Foods, a food production company, where he also serves on the audit and ethics committees.

         ARTHUR M. PAPPAS has served as a director since September 1994. Mr. Pappas is Chairman and Chief Executive Officer of A. M. Pappas & Associates, LLC, an international consulting, investment and venture company that works with life science companies, products and related technologies. Prior to founding A.
M. Pappas & Associates in 1994, Mr. Pappas was a director on the main board of Glaxo Holdings plc with executive responsibilities for operations in Asia Pacific, Latin America, and Canada. In this capacity, he served as Chairman and Chief Executive Officer of Glaxo Far East (Pte) Ltd. and Glaxo Latin America Inc., as well as Chairman of Glaxo Canada Inc. Mr. Pappas has held various senior executive positions with Abbott Laboratories International Ltd., Merrell Dow Pharmaceuticals, and the Dow Chemical Company, in the United States and internationally. Mr. Pappas is a director of Valentis Inc., a gene therapy research company; Embrex Inc., a research and development company specializing in poultry in-the-egg delivery systems; KeraVision, Inc., a company developing products for reversible vision correction surgery; and AtheroGenics Inc., a biopharmaceutical company focused on research and development of genes that regulate atheroscleosis and cancer. He is also a director of privately-held ArgoMed, Inc., EBM Solutions, Inc. and Elitra Pharmaceuticals. Mr. Pappas received a B.S. in biology from Ohio State University and an M.B.A. in finance from Xavier University.

         ERIC J. TOPOL, M.D. has served as a director since November 1997. Dr. Topol is the Chairman of the Department of Cardiology and co-director of the Heart Center at The Cleveland Clinic Foundation. He has served as Study Chairman for clinical trials of well over 100,000 patients over the past decade. Dr. Topol was a faculty member of the University of Michigan from 1985 until 1991 before moving to his current post. He has authored more than 500 publications in leading peer-review medical journals and is the editor of more than 10 books. Dr. Topol has been elected to the American Society of Clinical Investigation and the American Association of Physicians. He previously served as a director for Rhone Poulenc Rorer, a leading life sciences company specializing in innovations in human, plant and animal health. Dr. Topol received his M.D. at the University of Rochester and completed post-doctoral training at the University of California, San Francisco and the Johns Hopkins Medical Center.

         VIRGINIA V. WELDON, M.D. has served as a director since November 1997. Dr. Weldon served as Senior Vice President, Public Policy, Monsanto Company, an agro-chemicals and biotechnology (life sciences) company, from October 1993 until her retirement in March 1998. Previously, she was Professor of Pediatrics, Vice Chancellor for Medical Affairs and Vice President of the Medical Center at Washington University in St. Louis. Dr. Weldon has received recognition from numerous medical, scientific and educational organizations, among them the Association of American Medical Colleges, of which she served as Chairman. In 1994, Dr. Weldon was one of 18 individuals appointed to the President's Committee of Advisors on Science and Technology. More recently, she became a member of the California Institute of Technology Board of Trustees. Dr. Weldon received her medical degree from the State University of New York at Buffalo. She also completed post-doctoral studies at the Johns Hopkins University.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

         The Board of Directors met 10 times during 2000. The Board has an Executive Committee, Audit Committee, Compensation Committee, Quality Committee, Nominations Committee, and Human Resources Committee. The Executive Committee has the authority to exercise all powers of the Board of Directors during intervals between meetings of the Board. The Executive Committee met four times during 2000. The Audit Committee reviews the results and scope of the audit and other services provided by the Company's independent public accountants. The Audit Committee also recommends to the Board the appointment of independent public accountants. The Audit Committee met four times during 2000. The Compensation Committee is responsible for the approval of compensation arrangements for officers of the Company and the review of the Company's compensation plans and policies. The Compensation Committee met five times during 2000. The Quality Committee oversees the reporting of serious adverse events for the Company's studies, establishes policies regarding scientific integrity and quality assurance, and is responsible for reviewing conflicts of interest arising from the provision of services to a wide variety of clients and overseeing the conflicts resolution process. During 2000, the Quality Committee met four times. The Nominations Committee meets from time to time to nominate individuals to serve on the Board of Directors for shareholder approval or, in the case of filling a vacancy, for Board approval. The Nominations Committee met one time during 2000. The Nominations Committee was discontinued in 2001 and the Board of Directors has assumed these duties. The Human Resources Committee oversees strategic global human resources issues. During 2000, the Human Resources Committee met five times.

         The Company's Bylaws provide procedures for the nomination of directors. The Bylaws provide that nominations for the election of directors may only be made by the Board of Directors or a designated committee thereof, or by any shareholder entitled to vote generally in elections of directors if the shareholder follows certain procedures. Any shareholder of record entitled to vote generally in the election of directors may nominate one or more persons for election as director(s) at a meeting of shareholders only if written notice of such shareholder's intent to make such nomination or nominations has been given, either by personal delivery or certified mail, postage prepaid, to the Secretary of the Company (i) with respect to an election to be held at an annual meeting of shareholders, not more than ninety (90) days nor less than fifty (50) days in advance of such meeting; and (ii) with respect to an election to be held at a special meeting of shareholders called for the purpose of the election of directors, not later than the close of business on the tenth business day following the date on which notice of such meeting is first given to shareholders. Each such notice of a shareholder's intent to nominate a director must set forth certain information as specified in the Company's Bylaws.

         Each director attended 75% or more of the aggregate meetings of the Board (held during the period for which the director was in office) and committee meetings of the Board of which the director was a member; except for Messrs. Costa and Bryson who each attended 70% of the aggregate meetings of the Board and Ms. Weldon who attended 50% of the aggregate meetings of the Board, 60% of the aggregate meetings of the Compensation Committee and 60% of the aggregate meetings of the Human Resources Committee, both of which she was a member.

DIRECTOR COMPENSATION

         Each non-officer director receives annually a grant of stock options valued at $100,000 with the number of options determined in accordance with the Black-Scholes method. In addition, each non-officer director receives (1) an annual retainer of $24,000, (2) $1,000 for each Board meeting attended in person or by teleconference and (3) $500 for each committee meeting attended in person or by teleconference, each paid quarterly in cash. Committee chairs also receive an extra $5,000 per year in compensation for their additional responsibilities. The Company reimburses each director for out-of-pocket expenses incurred in connection with the rendering of services as a director. Certain other financial relationships with directors are described in "Certain Relationships and Related Transactions."

                             EXECUTIVE COMPENSATION

         The following tables show annual and long-term compensation paid or accrued by the Company for services rendered for the fiscal years indicated by the Company's former Chief Executive Officer and the next three most highly compensated executive officers whose total salary and bonus exceeded $100,000 individually during the year ended December 31, 2000, as well as two individuals who served as executive officers during the year but who no longer served as such at the end of the year and whose total compensation in 2000 exceeded $100,000 (the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                                        Long Term
                                            Annual Compensation                       Compensation
                               -----------------------------------------------------  ------------
                                                                                         No. Of
                                                                                        Securities
          Name and                                                      Other Annual    Underlying        All Other
     Principal Position        Year          Salary           Bonus     Compensation     Options        Compensation
     ------------------        ----        -----------    ------------  ------------   ------------    --------------
Dennis B. Gillings (1)         2000        $600,000 (2)   $     --      $        (3)   553,403  (4)    $ 604,027  (5)
    Chairman and former        1999         568,749 (6)         --               (3)   169,316  (7)      472,070  (8)
    Chief Executive Officer    1998         474,996 (9)         --               (3)    25,048 (10)      349,236 (11)

Santo J. Costa                 2000        $301,632       $482,600(12)  $        (3)   250,802 (13)    $  72,151 (14)
    Vice Chairman              1999         474,453             --               (3)   201,650 (15)        5,853 (16)
                               1998         450,000             --               (3)    22,553 (17)      760,552 (18)

James L. Bierman (19)          2000        $261,252       $     --      $        (3)   427,726 (20)    $   4,765 (21)
    Chief Financial Officer

John S. Russell (22)           2000        $247,503 (23)  $     --      $        (3)   154,226 (24)    $   7,279 (25)
    Senior Vice President and  1999         210,000 (26)  $     --               (3)    39,177 (27)        4,122 (28)
    General Counsel, Head
    Global Human Resources

Ludo J. Reynders               2000        $350,004       $     --      $        (3)   154,747 (29)    $   7,783 (30)
    Chief Executive Officer,   1999         341,253       $     --               (3)    46,521 (31)        4,566 (32)
    Clinical Development       1998         315,000             --               (3)    23,803 (33)        6,837 (34)
    Services

Jim D. Kever                   2000 (35)   $110,846       $274,231 (36) $        (3)   471,841 (37)    $   2,550 (38)
    Former Chief Executive     1999         196,500       $178,500 (39)          (3)   127,871 (40)        4,053 (41)
    Officer, ENVOY

-------------------

(1) Dr. Gillings resigned as Chief Executive Officer effective April 2, 2001 and retained the office of Chairman.

(2) Includes $300,000 deferred during 2000 pursuant to the Company's Elective Deferred Compensation Plan.

(3) Perquisites and other personal benefits received did not exceed the lesser of $50,000 or 10% of salary and bonus compensation for the named executive officer.

(4) Includes 166,708 shares subject to options granted pursuant to the 2000 bonus.

(5) Includes contributions to the Company's 401(k) Plan on behalf of Dr. Gillings in the amount of $2,550, the estimated value of contributions made to the ESOP on Dr. Gillings' behalf in the amount of $4,063, the present value of the benefit to Dr. Gillings of the premiums the Company paid under a split-dollar life insurance arrangement in the amount of $591,480 (see "Employment Agreements" below for a description of this arrangement), and other life insurance premiums that the Company paid in the amount of $5,934. In 2000, with the use of his own plane, Dr. Gillings provided extensive business-related travel services for himself and other Company employees. The Compensation Committee approved reimbursing Dr. Gillings for these services by authorizing cash payments of $1.4 million. This payment is not included in this table. The Company also granted options to Dr. Gillings with a Black-Scholes value of $1.4 million at an exercise price of $13.44 per share. These options are included in the table as long-term compensation. The cash payments and stock option grants were estimated to be less than the cost of operating the plane for Company business purposes.

(6) Includes $284,375 deferred during 1999 pursuant to the Company's Elective Deferred Compensation Plan.

(7) Includes 12,792 shares subject to options granted pursuant to the 1999 bonus.

(8) Includes contributions to the Company's 401(k) Plan on behalf of Dr. Gillings in the amount of $2,375, the estimated value of contributions made to the ESOP on Dr. Gillings' behalf in the amount of $1,038, the present value of the benefit to Dr. Gillings of the premiums the Company paid under a split-dollar life insurance arrangement in the amount of $463,583 (see "Employment Agreements" below for a description of this arrangement), and other life insurance premiums that the Company paid in the amount of $5,074. In 1999, with the use of his own plane, Dr. Gillings provided extensive business-related travel services for himself and other Company employees. The Compensation Committee approved reimbursing Dr. Gillings for these services by authorizing a cash payment of $1.4 million. This payment is not included in this table. The Company also granted options to Dr. Gillings with a Black-Scholes value of $1.4 million at an exercise price of $42.44. These options are included in the table as long term compensation. The cash payment and stock option grant were estimated to be less than the cost of operating the plane for Company business purposes.

(9) Includes $236,348 deferred during 1998 pursuant to the Company's Elective Deferred Compensation Plan.

(10) Includes 6,053 shares subject to options granted pursuant to the 1998 bonus.

(11) Includes contributions to the Company's 401(k) Plan on behalf of Dr. Gillings in the amount of $2,364, the estimated value of contributions made to the ESOP on Dr. Gillings' behalf in the amount of $6,031, the present value of the benefit to Dr. Gillings of the premiums the Company paid under a split-dollar life insurance arrangement in the amount of $335,686 (see "Employment Agreements" below for a description of this arrangement), and other life insurance premiums that the Company paid in the amount of $5,155.

(12) Amount represents payments made in 2000 pursuant to Mr. Costa's current employment contract.

(13) Includes 2,035 shares subject to options granted pursuant to the 2000 bonus.

(14) Includes $65,379, which represents the appreciation of non-qualified stock options exercised and shares sold in 2000. Also includes $2,709 representing the value of life insurance premiums paid in 2000 and $4,063, which represents the estimated value of contributions made to the ESOP on behalf of Mr. Costa.

(15) Includes 9,443 shares subject to options granted pursuant to the 1999 bonus.

(16) Includes $1,038, which represents the estimated value of contributions made to the ESOP on behalf of Mr. Costa. Also includes $4,815 representing the value of life insurance premiums paid in 1999.

(17) Includes 5,299 shares subject to options granted pursuant to the 1998 bonus.

(18) Includes $749,625, which represents the appreciation of incentive stock options exercised, and $6,031, which represents the estimated value of the contributions made to the ESOP on behalf of Mr. Costa. Also includes $4,896 representing the value of life insurance premiums paid in 1998.

(19) Mr. Bierman became the Company's Chief Financial Officer on February 25, 2000. The Company has not provided information about any compensation paid to Mr. Bierman for any periods in which he did not serve as an executive officer.

(20) Includes 598 shares subject to options granted pursuant to the 2000 bonus.

(21) Includes $4,063, which represents the estimated value of contributions made to the ESOP on behalf of Mr. Bierman and $702 representing the value of life insurance premiums paid in 2000.

(22) Mr. Russell became the Company's Senior Vice President and General Counsel, Head Global Human Resources on November 4, 1999. The Company has not provided information about any compensation paid to Mr. Russell for any periods in which he did not serve as an executive officer.

(23) Includes $24,750 deferred during 2000 pursuant to the Company's Elective Deferred Compensation Plan.

(24) Includes 567 shares subject to options granted pursuant to the 2000 bonus.

(25) Includes $2,550 in contributions to the Company's 401(k) Plan on behalf of Mr. Russell, $4,063, which represents the estimated value of contributions made to the ESOP on behalf of Mr. Russell and $666 representing the value of life insurance premiums paid in 2000.

(26) Includes $20,667 deferred during 1999 pursuant to the Company's Elective Deferred Compensation Plan.

(27)     Includes 2,698 shares subject to options pursuant to the 1999 bonus.

(28) Includes $2,375 in contributions to the Company's 401(k) Plan on behalf of Mr. Russell, life insurance premiums that the Company paid in the amount of $709 and $1,038 representing the estimated value of contributions made to the ESOP on behalf of Mr. Russell.

(29) Includes 1,096 shares subject to options granted pursuant to the 2000 bonus.

(30) Includes $2,550 in contributions to the Company's 401(k) Plan on behalf of Dr. Reynders, life insurance premiums that the Company paid in the amount of $1,170 and

         $4,063 representing the estimated value of contributions made to the ESOP on behalf of Dr. Reynders.

(31) Includes 5,259 shares subject to options granted pursuant to the 1999 bonus.

(32) Includes $2,375 in contributions to the Company's 401(k) Plan on behalf of Dr. Reynders, life insurance premiums that the Company paid in the amount of $1,153 and $1,038 representing the estimated value of contributions made to the ESOP on behalf of Dr. Reynders.

(33) Includes 3,514 shares subject to options granted pursuant to the 1998 bonus.

(34) Includes $806 in contributions to the Company's 401(k) Plan on behalf of Dr. Reynders and $6,031 representing the estimated value of contributions made to the ESOP on behalf of Dr. Reynders.

(35) Between March 1999 and May 2000, Mr. Kever served as Chief Executive Officer of ENVOY, following the Company's acquisition of ENVOY in March 1999. As a result of the Company's sale of ENVOY in May 2000, Mr. Kever no longer serves as one of the Company's executive officers.

(36) Amount represents payments made in 2000 pursuant to Mr. Kever's employment contract with ENVOY in effect prior to the Company's sale of ENVOY.

(37) Includes 471,841 shares subject to options that were repriced pursuant to the ENVOY Repricing Plan (defined below).

(38) Includes $2,550 representing the value of contributions made to the Company's 401(k) Plan on behalf of Mr. Kever in 2000 prior to the Company's sale of ENVOY.

(39) Amount represents payments made in 1999 pursuant to Mr. Kever's then current employment contract with ENVOY.

(40) Includes 64,271 shares subject to options granted pursuant to the 1999 bonus. Includes 127,871 shares subject to options that were repriced pursuant to the ENVOY Repricing Plan.

(41) Includes $1,875 representing the value of contributions made to the Company's 401(k) Plan on behalf of Mr. Kever in 1999 and $2,345 which represents the value of life insurance premiums paid for Mr. Kever in 1999.

                        OPTION GRANTS IN LAST FISCAL YEAR

         The following table reflects the stock options granted during the past fiscal year to the named executive officers pursuant to the Company's Equity Compensation Plan and Nonqualified Stock Option Plan. No stock appreciation rights were granted to the named executive officers during 2000. Unless otherwise noted, all options expire 10 years from the date of grant or, if sooner, three months after termination of employment, unless employment is terminated because of (1) death or disability in which case the options expire one year after the date of such termination, (2) retirement as determined by the administrator of the Plan, in which case the options expire 10 years after such termination, if the holder has agreed to a non-compete; otherwise, the options expire one year after such termination or (3) termination as a result of a Special Program, as determined by the administrator of the Plan, in which case the options expire three years after the date of such termination.

                                                                                              POTENTIAL REALIZABLE VALUE
                                                                                                AT ASSUMED ANNUAL RATES
                                                                                                   OF STOCK PRICE
                                                                                                APPRECIATION FOR OPTION
                                         INDIVIDUAL GRANTS                                              TERM(1)
                       ------------------------------------------------------                   -----------------------
                            NUMBER OF        PERCENT OF TOTAL
                           SECURITIES        OPTIONS GRANTED    EXERCISE OR
                       UNDERLYING OPTIONS    TO EMPLOYEES IN     BASE PRICE        EXPIRATION
         NAME                GRANTED         FISCAL YEAR (2)    PER SHARE ($)         DATE         5% ($)      10% ($)
Dennis B. Gillings             32,787(3)           0.2%               29.94         2/15/2010      617,298    1,564,355
                                2,350(4)           0.0%               29.94         2/15/2010       44,245      112,125
                                  539(5)           0.0%               14.25         4/15/2010        4,830       12,241
                              293,496(6)           1.6%               13.44          5/4/2010    2,480,268    6,285,485
                               59,873(7)           0.3%               13.44          5/4/2010      505,973    1,282,235
                              164,358(8)           0.9%               13.44          5/4/2010    1,388,952    3,519,877

Santo J. Costa                 22,951(3)           0.1%               29.94         2/15/2010      432,111    1,095,053
                                2,035(4)           0.0%               29.94         2/15/2010       38,314       97,095
                                  539(5)           0.0%               14.25         4/15/2010        4,830       12,241
                              205,447(6)           1.2%               13.44          5/4/2010    1,736,186    4,399,835
                               19,830(7)           0.1%               13.44          5/4/2010      167,579      424,678

James L. Bierman                3,934(3)           0.0%               29.94         2/15/2010       74,068      187,702
                                  598(4)           0.0%               29.94         2/15/2010       11,259       28,532
                                  539(5)           0.0%               14.25         4/15/2010        4,830       12,241
                               15,000(10)          0.1%               14.38         4/24/2010      135,605      343,651
                              117,398(6)           0.7%               13.44          5/4/2010      992,104    2,514,186
                               17,757(7)           0.1%               13.44          5/4/2010      150,060      380,282
                              272,500(11)          1.5%               16.06        10/13/2010    2,752,691    6,975,861

John S. Russell                 3,934(3)           0.0%               29.94         2/15/2010       74,068      187,702
                                  567(4)           0.0%               29.94         2/15/2010       10,675       27,053
                                  539(5)           0.0%               14.25         4/15/2010        4,830       12,241
                               15,000(10)          0.1%               14.38         4/24/2010      135,605      343,651
                              117,398(6)           0.7%               13.44          5/4/2010      992,104    2,514,186
                               16,788(7)           0.1%               13.44          5/4/2010      141,872      359,530

Jim D. Kever                  291,500(9)           1.6%                6.84         5/26/2003      314,282      659,968
                               52,470(9)           0.3%                6.84         5/26/2003       56,571      118,794
                               64,271(9)           0.4%                6.84         5/26/2003       69,294      145,512
                               63,600(9)           0.4%                6.84         5/26/2003       68,571      143,993

Ludo J. Reynders               13,115(3)           0.1%               29.94         2/15/2010      246,923      625,752
                                1,096(4)           0.0%               29.94         2/15/2010       20,635       52,293
                                  539(5)           0.0%               14.25         4/15/2010        4,830       12,241
                              117,398(6)           0.7%               13.44          5/4/2010      992,104    2,514,186
                               22,599(7)           0.1%               13.44          5/4/2010      190,979      483,978

-------------------

(1) Potential realizable value of each grant is calculated assuming that market price of the underlying security appreciates at annualized rates of 5% and 10%, respectively, over the respective term of the grant. The assumed annual rates of appreciation of 5% and 10% would result in the price of the Common Stock increasing to $48.77 and $77.65 per share, respectively, for the options expiring February 15, 2010, $23.21 and $36.96 per share, respectively, for the options expiring April 15, 2010, $23.42 and 37.29 per share, respectively, for the options expiring April 24, 2010, $21.89 and $34.85 per share, respectively, for the options expiring May 4, 2010, $7.92 and $9.10 per share, respectively, for the options expiring May 26, 2003, and $26.16 and $41.66 per share, respectively, for the options expiring October 13, 2010.

(2) Options to purchase an aggregate of 17,856,578 shares were granted to employees during 2000.

(3) Nonqualified stock options granted February 15, 2000. Shares subject to the options granted vest over the next four years, with 25% of such shares vesting on February 15 of each year beginning February 15, 2001.

(4) Nonqualified stock options granted February 15, 2000. Shares subject to the options granted vest on May 15, 2000.

(5) Nonqualified stock options granted April 15, 2000. Shares subject to the options granted vest on April 15, 2002.

(6) Nonqualified stock options granted May 4, 2000. Shares subject to the options granted vest over the next four years, with 25% of such shares vesting on December 31 of each year beginning December 31, 2001.

(7) Nonqualified stock options granted May 4, 2000. Shares subject to the options granted vest on May 15, 2001.

(8) Nonqualified stock options granted May 4, 2000. Shares subject to the options granted vested immediately.

(9) Nonqualified stock options originally granted in 1999, cancelled and replaced in 2000 pursuant to the ENVOY Repricing Plan. The replacement options have an amended grant date of June 19, 2000. The per share exercise prices for each option as granted prior to the ENVOY Repricing Plan were $8.58 per share, $18.22 per share, $18.68 per share, and $18.93 per share, respectively. Under the terms of the original options and separate from the ENVOY Repricing Plan the options automatically vested on May 26, 2000 due to the closing of the sale of ENVOY to WebMD and expire on May 26, 2003. The ENVOY Repricing Plan did not alter the vesting schedule.

(10) Nonqualified stock options granted April 24, 2000. Shares subject to the options granted vest over the next four years, with 25% of such shares vesting on April 24 of each year beginning April 24, 2000.

(11) Nonqualified stock options granted October 13, 2000. Shares subject to the options granted vest over the next four years, with 25% of such shares vesting on October 13 of each year beginning October 13, 2000.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES

         The following table provides information about the stock options exercised by the named executive officers during the year ended December 31, 2000 and held by them as of that date.

                                                              NUMBER OF SECURITIES        VALUE OF UNEXERCISED IN-THE
                        SHARES ACQUIRED       VALUE          UNDERLYING UNEXERCISED              MONEY OPTIONS
         NAME           ON EXERCISE (#)    REALIZED ($)        OPTIONS AT FY-END                 AT FY-END (1)
         ----           ---------------    ------------    ---------------------------   --------------------------------
                                                           EXERCISABLE   UNEXERCISABLE   EXERCISABLE($)  UNEXERCISABLE($)
                                                           -----------   -------------   --------------  ----------------
Dennis B. Gillings          56,000          481,380           346,027        477,797      1,343,128       2,653,872
Santo J. Costa               5,658           65,379           317,716        314,993         71,254       1,693,182
James L. Bierman              --               --             104,009        386,397        375,819       2,106,523
John S. Russell               --               --              36,163        177,803         43,709       1,102,928
Ludo J. Reynders              --               --             140,132        197,656        386,059       1,053,582
Jim D. Kever                  --               --             763,341           --       10,816,585           --

----------------------

 (1) The value of the options is based upon the difference between the exercise price and the closing price per share on December 31, 2000, $20.9375.


                            TEN YEAR OPTION REPRICING

         In connection with the sale of ENVOY to WebMD, the Board of Directors repriced all options granted to employees of ENVOY, effective as of June 19, 2000 (the "ENVOY Repricing Plan"). Mr. Kever was the only director or named executive officer that benefited from the ENVOY Repricing Plan. The following table summarizes the effect of the ENVOY Repricing Plan on Mr. Kever's options.

                                                                                                              LENGTH OF
                                                                                                              ORIGINAL
                                          SECURITIES       MARKET PRICE         EXERCISE                     OPTION TERM
                                          UNDERLYING       OF STOCK AT          PRICE AT          NEW       REMAINING AT
                                            OPTIONS          TIME OF             TIME OF       EXERCISE        DATE OF
           NAME                DATE        REPRICED      REPRICING ($)(1)     REPRICING ($)    PRICE ($)      REPRICING
           ----                ----       ----------     ----------------     -------------    ---------      ---------
Jim D. Kever,                 6/19/2000    291,500           14.0625                 8.58          6.84    2 yrs. 11 mos.
  Director and former         6/19/2000     52,470           14.0625                18.22          6.84    2 yrs. 11 mos.
  executive officer           6/19/2000     64,271           14.0625                18.68          6.84    2 yrs. 11 mos.
                              6/19/2000     63,600           14.0625                18.93          6.84    2 yrs. 11 mos.

--------------------

(1) Based on the per share closing price on the Nasdaq National Market on the date of repricing.

        REPORT OF THE COMPENSATION COMMITTEE ON THE ENVOY REPRICING PLAN

         In connection with the sale of ENVOY to WebMD and at the recommendation of the Compensation Committee, effective as of June 19, 2000, the Board of Directors repriced all outstanding options to purchase shares of the Company's Common Stock held by employees of ENVOY, including Mr. Kever (the "ENVOY Optionees"). None of the directors and named executive officers of the Company other than Mr. Kever (and Messrs. Goad and Ford who no longer serve as directors of the Company) were ENVOY Optionees. The new exercise price was fixed at $6.84 per share, which was less than the last reported sales price of the Common Stock on the Nasdaq Stock Market on the preceding trading day. The last reported sales price on June 16, 2000 was $14.625 per share.

         In order to benefit from the repricing, the ENVOY Optionees were required to elect to participate in the ENVOY Repricing Plan on or before June 12, 2000 with respect to any or all of their original option grants. Mr. Kever elected to have options covering an aggregate of 471,841 shares of Common Stock repriced pursuant to the ENVOY Repricing Plan. The replacement options have the same terms as before the implementation of the ENVOY Repricing Plan with two exceptions:

o        The exercise price was set at $6.84 per share.

o Unless previously exercised, the repriced options will be automatically exercised by means of a limit order placed on the options that will cause a cashless exercise to occur once the fair market value of the Company's Common Stock reaches $23.34 per share.

Unrelated to the ENVOY Repricing Plan and pursuant to the terms of the sale of ENVOY to WebMD, the options held by the ENVOY Optionees automatically vested on May 26, 2000 and will expire on May 26, 2003. Except as described in this report, the replacement options issued in the ENVOY Repricing Plan are governed by the stock option plan under which they were issued.

         The ENVOY Repricing Plan was recommended by the Compensation Committee and approved by the Board of Directors in order to satisfy certain obligations of the Company to provide additional compensation or value to the ENVOY Optionees which arose pursuant to the terms of the sale of ENVOY to WebMD. In exchange for repricing the outstanding options, each ENVOY Optionee who elected to participate in the ENVOY Repricing Plan agreed to release the Company from all claims for extraordinary benefits in connection with the sale of ENVOY to WebMD.

                SUBMITTED BY THE COMPANY'S COMPENSATION COMMITTEE

                           ROBERT C. BISHOP, CHAIRMAN
                               CHESTER W. DOUGLASS
                               VIRGINIA V. WELDON

                          COMPENSATION COMMITTEE REPORT

         The Compensation Committee of the Board of Directors reviews and oversees the general compensation plans and policies of the Company and approves the individual compensation arrangements for the Company's executive officers.

EXECUTIVE COMPENSATION PHILOSOPHY

         The Company is committed to implementing a scheme of executive compensation which will contribute to the achievement of the Company's business objectives. Based on a study of the Company's executive compensation policies and procedures by a nationally recognized consulting firm, the Company has an executive compensation program which it believes:

         o Fulfills the Company's business and operating needs, comports with its general human resource strategies and enhances shareholder value.

         o Enables the Company to attract and retain the executive talent essential to the Company's achievement of its business objectives.

         o Rewards executives for accomplishment of pre-defined business goals and objectives.

         o Provides rewards consistent with gains in shareholder wealth so that executives will be financially advantaged when shareholders are similarly financially advantaged.

         o Reflects the evolving organizational structure of the Company, directly motivates executives to accomplish results within their range of influence and fosters team spirit among executives working towards a common goal.

         In implementing its compensation philosophy, the Company intends to provide compensation opportunities which are perceived to be generally comparable to those provided by similar companies in the contract research organization, biotechnology and pharmaceutical industries. This "peer group" is not the same group used for the industry comparison in the performance graph found in the "Comparison of Cumulative Return" section of this Proxy Statement; rather, it reflects the industry groups with which the Company competes for personnel.

ELEMENTS OF EXECUTIVE COMPENSATION

         The Company's executive compensation program has four key components: base salary, performance awards, long-term incentive awards and benefits. Performance awards and long-term incentive awards are granted pursuant to the Company's executive compensation plan. These components combine fixed and variable elements to create a total compensation package which provides some income predictability while linking a significant portion of compensation to business performance.

BASE SALARY

         Salary represents the fixed component of the Company's executive compensation program. Base salaries are set within ranges which are targeted around the competitive norm for similar companies in the contract research organization, biotechnology and pharmaceutical industries. Individual salaries may be above or below the competitive norm, depending on the executive's tenure in his position and performance. The Compensation Committee considers the following factors in approving adjustments to salary levels for the executive officers: (i) the relationship between current salary and appropriate internal and external salary comparisons, (ii) the average size of salary increases being granted by competitors, (iii) whether the responsibilities of the position have changed during the preceding year and (iv) the individual's performance as reflected in the overall manner in which his assigned role is carried out.


PERFORMANCE AWARDS

         Performance awards serve two functions in implementing the Company's executive compensation philosophy. First, the incentives permit the Company to compensate officers directly for performance as measured by objective standards. Second, the incentives also serve to focus executives on those activities that are most directly under their control and for which they should be held accountable.

         Each year, the Company establishes target performance award opportunities (expressed as a percentage of salary), which participants can expect to earn if all performance goals are fully achieved during the next fiscal year. Performance awards are proportionately increased or decreased from the target to reflect performance levels that exceed or fall below expectations.

         At the beginning of each year, specific performance goals are set for the Company and, each business unit and individual participant. For 2000, the Company determined that the best criteria for measurement of Company and business unit performance were operating surplus and net revenue, weighted at 60% and 40%, respectively. Individual performance goals are assigned annually relating to quality, productivity, expense control, innovation, personal management, etc. Individual performance is also assessed by subjective evaluation.

         Performance awards are linked to specific performance goals established by the Company. The executive compensation plan gives the Company's Compensation Committee the authority to award performance awards or reduce or entirely eliminate the performance awards. Performance awards may be made in cash, stock, stock options or a combination of each. Generally, the Compensation Committee awards cash awards to executive officers only to the extent operating surplus for the Company as a whole is in excess of target levels. In 2000, executive officer performance awards were awarded primarily in the form of nonqualified stock options, as described below.

         Relative to their performance during the fourth quarter of 1999, the Company issued non-qualified stock options to executive officers on February 15, 2000.

         Relative to their performance during 2000, the Company issued non-qualified stock options to executive officers on May 4, 2000. The following table provides the number of option shares granted per quarter to each of the executive officers, except for Mr. Kever, along with the exercise price per share, which is equal to the closing price of the Company's Common Stock on date of grant and the corresponding Black-Scholes value.

                                                       MAY 4, 2000
                       Exercise Price                     $13.4375
                       Black-Scholes Value                 $8.5178

                       EXECUTIVE OFFICERS
                       Dennis B. Gillings                   59,873
                       Santo J. Costa                       19,830
                       James L. Bierman                     17,757
                       John S. Russell                      16,788
                       Ludo J. Reynders                     22,599
                                                          --------
                         TOTAL                             136,847

         In order to determine the number of options to be granted, the executive compensation plan performance award guidelines were used. The cash award amount derived from applying the criteria was then converted into stock options using the Black-Scholes method of option valuation. Using the Black-Scholes method, each option was valued upon grant at approximately 63.39% of the value of the underlying shares. The stock options vested on May 15, 2001.

         Performance award targets established for 2000 for the executive officers other than Dr. Gillings and Mr. Kever averaged 47% of the executive officers' aggregate base salaries. The value of actual bonus awards averaged 47% of their 2000 aggregate base salaries.

         As a result of the sale of ENVOY to WebMD the Company did not grant any new options to purchase shares of Common Stock to Mr. Kever pursuant to Mr. Kever's employment contract with ENVOY. However, Mr. Kever elected to have certain options covering an aggregate of 471,841 shares of Common Stock repriced pursuant to the ENVOY Repricing Plan during 2000.

LONG-TERM INCENTIVE AWARDS

         The long-term incentive component of the Company's compensation scheme is designed to motivate and reward executives for maximizing shareholder value and encourage the long-term employment of key employees. Long-term incentives are primarily provided pursuant to the Company's Equity Compensation Plan and the Nonqualified Stock Option Plan, which are administered by the Compensation Committee. Additional long-term incentive compensation is provided through the ESOP. On April 15, 2000, the Company granted stock options to all eligible ESOP participants to supplement the ESOP contribution for 1999. Dr. Gillings, Mr. Costa, Dr. Reynders, Mr. Russell and Mr. Bierman all received stock options under this grant.

         When awarding long-term incentives pursuant to the Equity Compensation Plan and the Nonqualified Stock Option Plan, the Compensation Committee has established target award guidelines for each level of executive. These targets are designed to comport with compensation practices among mid-sized U.S. and international companies in general industry. Actual awards may vary from the target levels to account for unusual performance or potential or to meet special hiring or retention needs.

         The Compensation Committee considered the number of options held by Mr. Bierman, and when compared to contributions to the progress of the Company, the Compensation Committee determined that, in keeping with his position and responsibilities, it was appropriate to make a one-time grant of options to purchase 272,500 shares, on October 13, 2000 with an exercise price equal to $16.0625. The Company also granted merit options to Mr. Bierman and Mr. Russell on April 24, 2000 at an exercise price of $14.375.

         On May 4, 2000, the Compensation Committee approved grants of stock options to Dr. Gillings, Mr. Costa, Mr. Bierman, Mr. Russell, and Dr. Reynders. The size of each award was determined in accordance with the target award guidelines discussed above. These options vest on the anniversaries of the grant date over a four year period (25% of the grant each year). Since these options carry exercise prices equal to the fair market value of the Company's Common Stock on the date of grant, the stock options have value only if the stock price appreciates from the value on the date the options were granted. This feature is intended to focus executives on the enhancement of shareholder value over the long-term and to encourage equity ownership in the Company.

BENEFITS

         Benefits offered to executives serve a different purpose than do the other elements of executive compensation. In general, they are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death and to provide a reasonable level of retirement income. Benefits offered to executives are largely those that are offered to the general employee population, with some variation primarily to promote tax efficiency.

CHIEF EXECUTIVE OFFICER ("CEO") COMPENSATION

         The Compensation Committee has adopted the policies described above with respect to Dr. Gillings, whose base salary rate at December 31, 2000 was $600,000 and whose performance award for 2000 (awarded in stock options) covered 59,873 shares of the Company's Common Stock. The size of his performance award was based on the Company's operating surplus and net revenue targets. The value of this award represents 85% of Dr. Gillings' base salary. In addition, as more fully described below under the caption "Employment Agreements," Dr. Gillings received split-dollar life insurance benefits during 2000. The total of base salary, performance award opportunity and life insurance benefits was established by the Compensation Committee at the 50th percentile of comparable pay for Chief Executive Officers in the contract research organization, biotechnology and pharmaceutical industries. In setting this amount, the Compensation Committee took into consideration Dr. Gillings' industry experience and length of service, his vision, which has been instrumental to the growth and success of the Company, and his leadership ability, which resulted in the Company's successful public offerings and its acquisition program. Dr. Gillings also received options to purchase 293,496 shares of Common Stock pursuant to the executive compensation plan, consistent with the target long term incentive award guidelines adopted by the Compensation Committee, as discussed above. In addition, Dr. Gillings received an allocation to his ESOP account in accordance with the terms of the ESOP.

POLICY WITH RESPECT TO $1 MILLION DEDUCTION LIMIT

         The Company has not awarded any compensation that is non-deductible under Section 162(m) of the Internal Revenue Code. That section imposes a $1 million limit on the U.S. corporate income tax deduction a publicly-held company may claim for compensation paid to the named executive officers unless certain requirements are satisfied. An exception to this limitation is available for "performance-based" compensation, as defined under Section 162(m). Compensation received as a result of the exercise of stock options may be considered performance-based compensation if certain requirements of Section 162(m) are satisfied. The Company has amended the Equity Compensation Plan so that compensation related to stock options granted under that plan may qualify as performance-based compensation and remain deductible. In the event that the Compensation Committee considers approving compensation in the future which would exceed the $1 million deductibility threshold, the Compensation Committee will consider what actions, if any, should be taken to make such compensation deductible.

CONCLUSION

         The Compensation Committee believes that these executive compensation policies and programs effectively promote the Company's interests and enhance shareholder value.

                SUBMITTED BY THE COMPANY'S COMPENSATION COMMITTEE

                           ROBERT C. BISHOP, CHAIRMAN
                               CHESTER W. DOUGLASS
                               VIRGINIA V. WELDON

                             AUDIT COMMITTEE REPORT

         The role of the Audit Committee is to assist the Board of Directors in overseeing the Company's financial reporting process. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are "independent", as required by applicable listing standards of Nasdaq. The Audit Committee's responsibilities are described in its Charter, adopted by the Board on August 5, 1999 and amended by the Board on March 13, 2001, a copy of which is attached to this Proxy Statement as Appendix A.

         In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, has considered whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining the auditor's independence and has discussed with the auditors the auditors' independence.

         The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Management of the Company is responsible for the preparation of the Company's financial statements. The independent auditors are responsible for auditing the Company's financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants.

         Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 to be filed with the Securities and Exchange Commission.

                        SUBMITTED BY THE AUDIT COMMITTEE

                                 E. G. F. BROWN

                                VAUGHN D. BRYSON

                      COMPARISON OF CUMULATIVE TOTAL RETURN

         The following graph compares the cumulative total shareholder return on the Company's Common Stock since December 31, 1995 through December 31, 2000, with the cumulative total return for the same period on the Nasdaq Stock Market (U.S.) Index and the Nasdaq Health Services Index. The graph assumes that at the beginning of the period indicated, $100 was invested in the Company's Common Stock and the stock of the companies comprising the Nasdaq Stock Market (U.S.) Index and the Nasdaq Health Services Index and that all dividends were reinvested.

                       SHAREHOLDER RETURN ON COMMON STOCK

                              [PERFORMANCE GRAPH]

    COMPARISON OF CUMULATIVE TOTAL RETURN AMONG QUINTILES TRANSNATIONAL CORP.
          AND THE NASDAQ U.S. STOCK AND NASDAQ HEALTH SERVICES INDICES

                                                                    NASDAQ
                                                                    Health
                               QTRN            NASDAQ U.S.         Services
                            ------------      --------------     --------------
      12/31/1995             $    100          $     100          $    100
      12/31/1996             $    162          $     123          $    100
      12/31/1997             $    187          $     151          $    102
      12/31/1998             $    260          $     212          $     86
      12/31/1999             $     91          $     384          $     71
      12/31/2000             $    102          $     238          $     96

EMPLOYMENT AGREEMENTS

         The Company has entered into employment agreements with Dr. Gillings, Mr. Costa, Mr. Bierman, Mr. Russell and Dr. Reynders. Mr. Kever had entered an employment agreement with ENVOY which was assumed by WebMD as a result of the sale of ENVOY. The named executive officers are eligible to participate in any bonus, stock option, pension, insurance, medical, dental, 401(k), disability and other plans generally made available to the Company's executives.

         The employment agreement for Dr. Gillings extends for three years from February 22, 1994 and automatically renews for additional and successive one-year terms unless either party provides 90 days' notice of intent to terminate prior to the expiration of the then-current term. This agreement was amended on October 26, 1999 to provide more detailed change in control provisions. The agreement terminates upon Dr. Gillings' death, upon notice by the Company if Dr. Gillings becomes permanently disabled, upon notice by the Company for cause, upon notice by Dr. Gillings in the event of a change in control, as defined in his employment agreement (provided Dr. Gillings terminates his employment within 18 months following such change in control), upon notice by Dr. Gillings in the event of the Company's material breach or improper termination of the employment agreement and upon notice by Dr. Gillings if Dr. Gillings is not elected as Chairman of the Board and Chief Executive Officer of the Company. The agreement provides for severance payments and continuation of benefits in the event Dr. Gillings' termination is for permanent disability, change in control, breach or improper termination by the Company, or for a change in position. In the event of termination by Dr. Gillings due to permanent disability, breach or improper termination by the Company or for a change in position, the Company must pay Dr. Gillings or his estate or beneficiaries his full base salary then in effect and other benefits under the agreement for the lesser of three years or the term of the non-compete covenant provided in the agreement. In the event that Dr. Gillings terminates his employment or is terminated by the Company without cause within 18 months following a change in control, the Company must make a severance payment equal to 2.99 times the amount of Dr. Gillings' base salary and executive compensation plan benefits for the year of termination, continue his other benefit plans for 18 months and make a lump sum payment of any amounts held by Dr. Gillings in any of the Company's retirement plans. In addition, upon a change in control, all options held by Dr. Gillings will become fully vested and exercisable. The Company is not obligated to make any payments or provide benefits to Dr. Gillings if the termination is for cause. The agreement includes a three year (or such lesser period as the Board determines, but in no event less than one year) non-compete provision pursuant to which Dr. Gillings cannot compete with the Company in any geographic area in which it does business and cannot solicit or interfere with the Company's relationship with any person or entity doing business with the Company, or offer employment to any person employed by the Company in the one year period prior to Dr. Gillings' termination of employment. The agreement prohibits disclosure of any confidential information acquired during the period of employment with the Company.

         The Company entered into split-dollar life insurance agreements as of May 16, 1996 with certain trusts created by Dr. Gillings, pursuant to which the Company and the trusts will share in the premium costs of certain variable and whole life insurance policies that pay an aggregate death benefit to the trusts upon the death of Dr. Gillings or his wife, Joan Gillings, whichever occurs later. The trusts pay premiums on the policies as if each policy were a one-year term life policy, and the Company pays the remaining premiums. The Company may cause this arrangement to be terminated at any time upon 30 days' notice. Upon termination of the arrangement, surrender of a policy, or payment of the death benefit under a policy, the Company is entitled to repayment of an amount equal to the cumulative premiums previously paid by the Company thereunder, with all remaining amounts going to the trust. Upon any surrender of a policy, the liability of the related trust to the Company is limited to the cash value of the policy. See footnotes (4), (7) and (10) to the "Summary Compensation Table" above for additional information on premium payments made by the Company under the policies.

         Effective November 29, 1999, Mr. Costa ceased to be President and Chief Operating Officer of the Company and became its Vice Chairman. His amended and restated employment agreement, dated November 30, 1999, extends through December 31, 2001. The agreement terminates upon the death of Mr. Costa, upon notice by the Company if Mr. Costa becomes permanently disabled, upon notice by the Company for cause, upon notice by Mr. Costa in the event of a change in control, as defined in his employment agreement (provided Mr. Costa terminates his employment within 18 months following such change in control) and upon notice by Mr. Costa in the event of the Company's material breach. The agreement provides for severance payments and continuation of benefits in the event Mr. Costa's employment is terminated prior to expiration of the agreement. In the event of termination by Mr. Costa for reasons other than a change in control, the Company must pay Mr. Costa his full base salary until December 31, 2001, any annual bonus, prorated to the date of termination, and other benefits under the agreement, subject to certain limitations and exceptions. In the event that Mr. Costa terminates his employment or is terminated by the Company without cause within 18 months after a change in control, the Company must make a severance payment equal to 2.99 times the annual average amount of Mr. Costa's compensation for the two most recent fiscal years, including executive compensation plan benefits, as well as continue his other benefit plans for 18 months and make a lump sum payment of any amounts held by Mr. Costa in any of the Company's retirement plans. In addition, upon a change in control, all options held by Mr. Costa will become fully vested and exercisable. The Company is not obligated to make any payments or provide benefits to Mr. Costa if the termination is for cause. The agreement includes a one-year non-compete provision following termination of employment and prohibits disclosure of confidential information.

         Mr. Bierman's employment agreement, dated June 16, 1998, extends for successive one-year intervals unless terminated by either party with 90 days written notice. The Company may terminate this agreement without notice upon Mr. Bierman's death, his physical or mental inability to perform his duties for a period of 180 days, his material breach or his acts or omissions that are materially harmful to the Company's interest. Mr. Bierman may terminate the agreement if the Company fails to cure its material breach of the agreement within 30 days of receiving notice of the breach from him. Mr. Bierman is entitled to severance payments for 12 months following termination if the Company terminates the agreement for non-renewal or without cause, in which case he is also entitled to continuation of benefits, or if Mr. Bierman terminates the agreement for the Company's failure to cure its material breach, in each instance subject to his compliance with the noncompete, confidentiality, intellectual property and release provisions of the agreement. Upon a change in control, as defined in the agreement, Mr. Bierman shall receive 2.99 times his base salary, as well as accelerated vesting of stock options. The agreement includes a one year non-compete provision and prohibits Mr. Bierman from soliciting or interfering with the Company's relationship with any person doing business with the Company or offering employment to any person employed by the Company in the one year period prior to Mr. Bierman's termination of employment.

         Mr. Russell's employment agreement, dated December 3, 1998, extends for successive one-year intervals unless terminated by either party with 90 days written notice. This employment agreement was amended on October 26, 1999 to provide more detailed change in control provisions. The Company may terminate this agreement without notice upon Mr. Russell's death, his physical or mental inability to perform his duties for a period of 180 days, his material breach, his acts or omissions that are materially harmful to the Company's interest or any other reason recognized as "cause" under applicable law. Mr. Russell may terminate the agreement if the Company fails to cure its material breach of the agreement within 30 days of receiving notice of the breach from him. Mr. Russell is entitled to severance payments and continuation of benefits during the 12 months following termination if the Company terminates the agreement for non-renewal or without cause or if Mr. Russell terminates the agreement for the Company's failure to cure its material breach, in each instance subject to his compliance with the noncompete, confidentiality, intellectual property and release provisions of the agreement. In the event that Mr. Russell terminates his employment or is terminated by the Company without cause within 18 months following a change in control, as defined in the agreement, the Company must make a severance payment equal to 2.99 times the amount of Mr. Russell's base salary and executive compensation plan benefits for the year of termination, continue his other benefit plans for 18 months and make a lump sum payment of any amounts held by Mr. Russell in any of the Company's retirement plans. In addition, upon a change in control, all options held by Mr. Russell will become fully vested and exercisable. The agreement includes a one year non-compete provision and prohibits Mr. Russell from soliciting or interfering with the Company's relationship with any person doing business with the Company or offering employment to any person employed by the Company in the one year period prior to Mr. Russell's termination of employment.

         Dr. Reynders' employment agreement, which was amended and restated on March 17, 2000, calls for Dr. Reynders to serve as Chief Executive Officer, Quintiles CRO Service Group. The agreement automatically renews for successive one-year terms, unless either party provides 90 days notice prior to the renewal date of intent to terminate. The agreement is terminable by the Company for cause. Either party may terminate the agreement at any time by providing the other party with 90 days written notice. If Dr. Reynders terminates the employment relationship as a result of the Company's failure to cure a material breach of the agreement after 30 days notice of such breach, he is entitled to an amount equal to his then current salary for 12 months. In the event that Dr. Reynders terminates his employment or is terminated by the Company without cause within 18 months after a change in control, as defined in the agreement, the Company must make a severance payment equal to 2.99 times the amount of his base salary and executive compensation plan benefits for the year of termination, continue his other benefit plans for 18 months and make a lump sum payment of any amounts held by Dr. Reynders in any of the Company's retirement plans. In addition, upon a change in control, all options held by Dr. Reynders will become fully vested and exercisable. The agreement includes a one-year non-compete provision following termination of employment and prohibits disclosure of confidential information.

         Mr. Kever's employment agreement with ENVOY was assumed by WebMD as a result of the sale of ENVOY. As more fully described under Ten Year Option Repricing, on page 18, and in the Report of the Compensation Committee on the ENVOY Repricing Plan, on page 19, Mr. Kever repriced an aggregate of 471,841 options to purchase shares of Common Stock following the sale of ENVOY to WebMD.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On May 26, 2000, WebMD, formerly known as Healtheon/WebMD, acquired ENVOY from the Company in exchange for 35,000,000 shares of WebMD common stock and $400,000,000 in cash. The Company issued WebMD a warrant to purchase up to 10,000,000 shares of its Common Stock at $40.00 per share, exercisable for four years. As a result of the sale of ENVOY, the Company owns approximately 9.7% of WebMD. The Company's Chairman and former Chief Executive Officer, Dr. Gillings, was appointed to the WebMD Board of Directors on May 30, 2000. Upon closing of the sale, Mr. Kever became Co-Chief Executive Officer of Transaction Services Division of WebMD, and ceased to serve as one of the Company's executive officers. Mr. Kever continues to serve as a director of the Company. As more fully described under Ten Year Option Repricing, on page 18, and in the Report of the Compensation Committee on the ENVOY Repricing Plan, on page 19, Mr. Kever repriced an aggregate of 471,841 options to purchase shares of Common Stock following the sale of ENVOY to WebMD.

         Also as part of the agreement, the Company and WebMD entered into an agreement to form a strategic alliance to jointly develop an integrated series of Web-based products aimed at improving the efficiency of drug development and commercialization. Under this agreement, WebMD has agreed to perform development services, and the Company has agreed to provide funding for such services. The Company paid $1.8 million to WebMD under this agreement during 2000. The Company also executed an agreement with WebMD under which the Company has exclusive rights to de-identified ENVOY transaction data, as well as other data received by WebMD. The Company did not make any payments to WebMD under this agreement during 2000. The Company is WebMD's exclusive licensee for creating healthcare informatics products. The Company and WebMD are currently in dispute regarding these agreements.

         In 2000, Dr. Gillings provided extensive business-related travel services for himself and other Company employees with the use of his own plane. The Company reimbursed Dr. Gillings for the use of his plane by making a cash payment of $957,203 and by granting options to Dr.

Gillings with a Black-Scholes value of $1.4 million at an exercise price of $13.44. Subsequent to year end, the Company received an invoice for an additional cash payment of $442,797 relating to use of the plane during 2000. This reimbursement package was approved by the Compensation Committee and was estimated to be less than the cost of operating the plane for Company business purposes.

         On January 1, 2000, the Company entered into a new consulting agreement with A.M. Pappas & Associates, LLC, or AMP&A, which superseded the consulting agreement dated March 15, 1995. The 2000 consulting agreement calls for a minimum aggregate consulting fee (exclusive of expenses) per year of $200,000, and AMP&A has agreed not to invoice the Company for more than $220,000 per year without the Company's prior consent. The Company has agreed to reimburse AMP&A for all reasonable out-of-pocket and administrative expenses incurred by AMP&A in connection with performing its services. In 2000, the Company paid AMP&A consulting fees of approximately $427,000 in cash and reimbursed AMP&A for approximately $22,200 in expenses.

         The Company is a limited partner in TechAMP International, L.P. and A.
M. Pappas TechAMP II, L.P., funds organized to make venture capital investments in the equity securities of private companies in the life science sector. TechAMP International and A. M. Pappas TechAMP II are managed by their general partner, AMP&A Management, LLC, an affiliate of AMP&A. The Company has committed to invest an aggregate of $18,000,000 in TechAMP International and A.M. Pappas TechAMP II. As a limited partner, the Company will make capital contributions under this commitment from time to time at the request of the fund's general partner. In 2000, the Company made capital contributions of $1,440,000 to TechAMP International and $250,000 to A. M. Pappas TechAMP II. During 2000, TechAMP International made distributions to its limited partners in the form of cash and securities on four separate occasions. The Company received approximately $4,231,040 in the aggregate from TechAMP International, consisting of approximately $2,958,678 in cash and securities valued at approximately $1,272,362 (valued as of each distribution date, respectively) as a result of these distributions. A. M. Pappas TechAMP II did not make any distributions to its limited partners in 2000.

         In November 1997, the Company signed a preferred provider agreement with The Cleveland Clinic Foundation, pursuant to which The Cleveland Clinic will work with the Company as a preferred provider for investigator services in certain therapeutic areas, including cardiology, AIDS, cancer and molecular genetics, and the Company will work with The Cleveland Clinic as a preferred provider for contract drug development services. Dr. Topol is Chairman of the Department of Cardiology and a co-director of the Heart Center at The Cleveland Clinic. In 2000, pursuant to the 1997 preferred provider agreement, the Company incurred fees of $114,174, all of which were paid in 2000. In addition, the Company entered into an agreement with The Cleveland Clinic Foundation to establish a phase I oncology pharmacological unit in January 1999. The Company provided The Cleveland Clinic Foundation $122,479 during 2000 in connection with this agreement.

                                  SECTION 16(a)
                    BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely upon review of Forms 3 and 4 and amendments thereto furnished to the Company during fiscal 2000 and Forms 5 and amendments thereto furnished to the Company with respect to fiscal 2000, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors and greater-than-10% stockholders were fulfilled in a timely manner, except that Mr. Kever reported five transactions on two separate late Form 4s, Mr. Bryson reported one transaction on a late Form 4, Dr. Reynders reported two transactions on a late Form 4, and Mr. Costa amended a Form 4 filed with the Securities and Exchange Commission in 1999 concerning two transactions. After investigating these matters, the Company has concluded that any omissions were inadvertent, and that none of the transactions gave rise to liability under
Section 16(b) of the Exchange Act for recapture of short-swing profits.


                     PROPOSAL 2: RATIFICATION OF APPOINTMENT
                        OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors has appointed Arthur Andersen LLP as independent public accountants for fiscal year 2001. Although shareholder approval is not required, the Company desires to obtain from the shareholders an indication of their approval or disapproval of the Board's action in appointing Arthur Andersen LLP as the independent public accountants of the Company and its subsidiaries. If the shareholders do not ratify this appointment, such appointment will be reconsidered by the Audit Committee and the Board of Directors. The proxy will be voted as specified, and if no specification is made, the proxy will be cast "For" this proposal.

         A representative of Arthur Andersen LLP will be present at the Annual Meeting and will be afforded an opportunity to make a statement and to respond to questions.


                       FISCAL 2000 AUDIT FIRM FEE SUMMARY

         During fiscal year 2000, the Company retained its independent accountants, Arthur Andersen LLP, to provide services in the following categories and amounts (stated in thousands)

                  Audit Fees                                 $ 1,330
                  Financial Information Systems Design
                      And Implementation Fees                $ 6,960
                  All Other Fees                             $ 1,500
                  Total                                      $ 9,790

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP FOR FISCAL YEAR 2001.


                     SUBMISSION OF SHAREHOLDER PROPOSALS FOR
                       2002 ANNUAL MEETING OF SHAREHOLDERS

            Company shareholders who intend to present proposals at the Company's 2002 annual meeting and that shareholders desire to have included in the Company's proxy materials relating to the meeting must be received by the Company no later than December 5, 2001, which is 120 calendar days prior to the anniversary of the date of this proxy statement, and must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the proxy statement and form of proxy for that meeting.

            If a shareholder wishes to present a proposal at the Company's annual meeting in the year 2002 and the proposal is not intended to be included in the Company's proxy statement relating to that meeting, the shareholder must give advance notice to the Company prior to the deadline for such meeting determined in accordance with the Company's Bylaws (the "Bylaw Deadline"), as described below in the section entitled "Other Matters." If a shareholder gives notice of a proposal after the Bylaw Deadline, the shareholder will not be permitted to present the proposal to the shareholders for a vote at the meeting.

            SEC rules also establish a different deadline for submission of shareholder proposals that are not intended to be included in the Company's proxy statement with respect to discretionary voting (the "Discretionary Vote Deadline"). The Discretionary Vote Deadline for the year 2002 annual meeting is February 19, 2002 (45 calendar days prior to the anniversary of the mailing date of this proxy statement). If a shareholder gives notice of such a proposal after the Discretionary Vote Deadline, the Company's proxy holders will be allowed to use their discretionary voting authority to vote against the shareholder proposal when and if the proposal is raised at the Company's year 2002 annual meeting. Because the Bylaw Deadline cannot be determined until the Company publicly announces the date for its next annual meeting, it is possible that the Bylaw Deadline may occur after the Discretionary Vote Deadline. In such a case, a proposal received after the Discretionary Vote Deadline but before the Bylaw Deadline would be eligible to be presented at the 2002 annual meeting, and the Company believes that its proxy holders would be allowed to use the discretionary authority granted by the proxy card to vote against the proposal at the meeting without including any disclosure of the proposal in the proxy statement relating to the meeting.

         The Company has not been notified by any shareholder of his or her intent to present a shareholder proposal from the floor at this year's Annual Meeting. The enclosed proxy card grants the proxy holders discretionary authority to vote on any matter properly brought before the Annual Meeting, including any shareholder proposals properly presented to the Company prior to the Bylaw Deadline for this year's Annual Meeting.

                                  MISCELLANEOUS

         The Company's Annual Report on Form 10-K for the year ended December 31, 2000, which includes financial statements audited and reported upon by the Company's independent public accountants, is being mailed along with this Proxy Statement. Additional copies of the Company's Annual Report on Form 10-K for the year ended December 31, 2000 will be furnished without charge to any shareholder upon written request directed to Investor Relations, Quintiles Transnational Corp., P. O. Box 13979, Research Triangle Park, North Carolina 27709-3979.

                                  OTHER MATTERS

         The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend. Under the Company's bylaws, in order to be deemed properly presented, notice must be delivered to the Secretary of the Company at the principal executive offices of the Company not more than 90 and not less than 50 days before the annual meeting. The shareholder's notice must set forth, as to each proposed matter: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting and, if such business includes a proposal to amend the bylaws of the Company, the language of the proposed amendment; (ii) the name and address, as they appear on the Company's books, of the shareholder proposing such business; (iii) the class and number of shares of the Company which are beneficially owned by such shareholder; (iv) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to propose such business; and
(v) any material interest of the shareholder in such business.


                                    By Order of the Board of Directors



                                    John S. Russell
                                    Senior Vice President and General Counsel,
                                    Head Global Human Resources,
                                    Corporate Secretary

Durham, North Carolina
April 4, 2001

                                                                      APPENDIX A


                          QUINTILES TRANSNATIONAL CORP.

                    AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                          AMENDED AND RESTATED CHARTER

                         (Amended as of March 13, 2001)


         PURPOSE

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling their responsibility to the shareholders, potential shareholders and investment community relating to the quality and integrity of the Company's financial reporting. Management of the Company is responsible for the preparation of the Company's financial statements. The independent auditors are responsible for planning and carrying out a proper audit of the Company's annual financial statements, reviews of the Company's quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures. The Audit Committee's primary duties and responsibilities are to:

         o Serve as an independent and objective party to monitor the Company's financial reporting process and internal controls regarding finance, accounting, compliance with applicable laws and adherence to the Company's policies regarding the above.

         o Appraise the independence and performance of the external auditors.

         o Appraise the objectivity and performance of the internal audit function.

         o Foster the continuous improvement of the Company's financial policies, procedures and practices.

         o Provide an open avenue of communication among the independent auditors, financial and senior management, the internal auditors and the Board of Directors.

         In fulfilling their responsibilities under this charter, it is recognized that members of the Audit Committee are not full-time employees of the Company and are not, and do not represent themselves to be accountants or auditors by profession, except to the extent described under Article II below, or experts in the fields of accounting or auditing including in respect of auditor independence. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct "field work" or other types of auditing or accounting reviews or procedures or to set auditor independence standards, and each member of the Audit Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company from which it receives information, (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors) and (iii) representations made by management as to any information technology, internal audit and other non-audit services provided by the auditors to the Company.

         The independent auditors for the Company are ultimately accountable to the Board of Directors (as assisted by the Audit Committee). The Board of Directors, with the assistance of the Audit Committee, has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors (or to nominate the independent auditors to be proposed for shareholder approval in the proxy statement).

         COMPOSITION

         The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Audit Committee. All members of the Audit Committee shall be able to read and understand fundamental financial statements and at least one member of the Audit Committee shall have past employment experience in finance or accounting, professional certification in accounting, or other comparable experience which results in the person's financial sophistication, such as having been a CEO, CFO or other senior officer with financial oversight responsibilities.

         Notwithstanding the above, the Audit Committee may include one non-independent director who is not a current employee of the Company if the Board, in exceptional and limited circumstances, determines that it would be in the best interests of the Company and its shareholders, and the Board discloses the nature of this relationship and the reasons for the determination in it next annual proxy statement after such appointment.

MEETINGS

         The Audit Committee shall meet at least four times annually, and may meet more frequently if necessary. The Audit Committee shall meet separately at least annually with management, the director of internal audit and the independent auditors to discuss any matters the Audit Committee or they believe should be discussed privately with the Audit Committee. Members of the Audit Committee may participate in a meeting of the Audit Committee by means of conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other.

IV. RESPONSIBILITIES AND DUTIES

General

         o Obtain the full Board's approval of this charter and review, and if necessary, update the Audit Committee's charter as conditions dictate. Propose any changes to the Board and receive approval of any such changes from the Board.

         o Perform a self-assessment of the Audit Committee's performance as compared to the charter annually.

         o Record minutes of each meeting and report quarterly to the Board of Directors, and comply with requirements in the Company's bylaws regarding committees of the Board of Directors.

         o Conduct or authorize investigations into any matters within the Audit Committee's scope of responsibilities. The Audit Committee shall be empowered to retain independent counsel and other professionals to assist in the conduct of any investigation.

         o Prepare any report or other disclosures, including any recommendation of the Audit Committee required by the SEC and/or Nasdaq to be included in the Company's annual proxy statement.

Independent Auditors

         o Review performance of independent auditors annually and, where appropriate, replace, or recommend that the Board replace, the independent auditors.

         o Recommend to the Board the independent auditors to be nominated for the coming year.

         o Review the audit plan and approve audit related fees and non-audit fees charged by the independent auditors.

         o Ensure receipt of, on an annual basis, a formal written statement delineating all relationships between the independent auditors and the Company ("Statement as to Independence"), addressing each non-audit service provided to the Company, if any, and at least the matters set forth in Independence Standards Board No. 1 (it being understood that the independent auditors are responsible for the accuracy and completes of such Statement of Independence).

         o Ensure that the Statement as to Independence addresses the fees billed for each of the following categories of services rendered by the independent auditors: (a) the audit of the Company's annual financial statements for the most recent fiscal year and the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year; (b) information technology consulting services for the most recent fiscal year, in the aggregate and by each service (and separately identifying fees for such services relating to financial information systems design and implementation); and (c) all other services rendered by the independent auditors for the most recent fiscal year, in the aggregate and by each service.

         o Review the Statement of Independence on an annual basis and discuss with the independent auditors any relationships or services disclosed in this Statement of Independence that may impact the objectivity and independence of the independent auditors and recommend that the Board of Directors take appropriate action in response to this Statement of Independence to satisfy itself of the independent auditor's independence.

         o        Consider the effect of the independent auditor's provision of
                  (a) information technology consulting services relating to financial information systems design and implementation and
                  (b) other non-audit services to the Company on the independence of the independent auditors (it being understood that the audit committee will rely on the accuracy of the information provided by the independent auditors as to the services provided and the fees paid and will rely on the representations of management in connection with such consideration).

         o Direct attention of the auditors to specific matters deemed by the Audit Committee to be of concern.

         o Instruct the independent auditor that the Board of Directors and the Audit Committee, as the shareholders' representatives, are the auditor's clients, and that they have the ultimate authority in deciding to engage, evaluate and, if appropriate, terminate their services.

         o Inquire as to the auditor's independent qualitative judgments about the appropriateness, not just the acceptability, of the Company's accounting principles and the clarity and completeness of its financial disclosures.

         o Inquire as to the auditor's views about whether management's choices of accounting principles are conservative, moderate, or aggressive.

         o Discuss with the independent auditors any required communications after completion of annual audit or quarterly reviews prior to filing financial statements with the SEC.

         o Review and discuss with the independent auditors any matters described in Statement on Auditing Standards No. 61, as modified or supplemented.

Internal Audit

         o        Approve charter for the internal audit function.

         o Review and concur in the appointment or dismissal of the Director of Internal Audit.

         o        Review budget and staffing plans.

         o Review audit plan and compare to independent audit plan to assure appropriate coverage of audits, avoid redundant efforts and effectively utilize resources.

         o        Make inquiries regarding objectivity of internal auditors.

COMPLIANCE WITH LAWS AND REGULATIONS

         o Review any legal or regulatory matters identified by management, general counsel or the tax director (or person with such responsibilities) and communicated to the Audit Committee that the Audit Committee believes may have a material impact on the financial reports of the Company and evaluate whether such matters have been considered in the preparation of the financial statements.

         o Periodically obtain updates from management, general counsel and the tax director (or person with such responsibilities) regarding actions taken to ensure compliance with applicable financial reporting laws, and regulations and the Company's Standard Operating Procedures and Corporate Policies.

Management, Independent Auditors and Internal Auditors

         o Discuss significant risks or exposures and assess the steps management has taken to minimize such risk.

         o Discuss adequacy of internal controls including computerized information system controls and any significant findings during the course of audits.

         o Review recommendations of the independent and internal auditors together with management's response.

         o Review the adequacy of internal controls and procedures related to executive travel and entertainment and related party transactions.

         o Discuss any material disagreements or difficulties encountered in the course of audit work, including any restrictions of the scope of work or access to required information.

         o Review the financial statements and footnotes contained in the annual report prior to issuance to shareholders.

         o Prior to filing the Form 10-K with the SEC, meet with management and the independent auditors to review and discuss the audited financial statements and the results of the audit.

         o Prior to filing the Form 10-Q with the SEC, review and discuss the quarterly financial statements and the results of the independent auditors' review (this may be done by the committee chair or the entire committee).

         o Require the independent auditors to communicate to the Audit Committee any matters required by applicable regulations or accounting standards.

         o        Approve any changes in accounting principles.

         o Review and discuss with independent auditors competency of accounting and financial human resources.

         o Determine whether, based on the Audit Committee's review and discussions with management and the independent auditors, the Audit Committee will recommend to the Board of Directors that the annual financial statements be included in the Company's annual report on Form 10-K for the previous fiscal year.

                                                                      APPENDIX B

                          QUINTILES TRANSNATIONAL CORP.

                  PROXY FOR 2001 ANNUAL MEETING OF SHAREHOLDERS
                       SOLICITED BY THE BOARD OF DIRECTORS

         The undersigned hereby appoints Dennis B. Gillings, Ph.D. and Pamela J. Kirby, Ph.D. and each of them as attorney and proxy of the undersigned, each with the full power of substitution, to represent the undersigned and to vote all of the shares of stock in Quintiles Transnational Corp. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the Sheraton Imperial Hotel and Convention Center, 4700 Emperor Blvd., Durham, North Carolina 27703 on Wednesday, May 2, 2001 at 5:30 p.m., Eastern Daylight Saving Time, and any adjournments thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged; and (2) in their discretion upon such other matters as may properly come before the meeting and any adjournment thereof.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSALS LISTED
BELOW.

         1.       Election of Class I Directors

                  [ ] FOR all nominees listed below (except as marked to the contrary).

                  [ ] WITHHOLD AUTHORITY to vote for all nominees listed below.

                  Robert C. Bishop, Ph.D., Arthur M. Pappas, and E.G.F. Brown

                  INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below:

                  -------------------------------------------------------------

         2. Ratify appointment of Arthur Andersen LLP as independent public accountants for the Company and its subsidiaries for the fiscal year ending December 31, 2001:

                  [ ]   FOR              [ ]   AGAINST           [ ]   ABSTAIN

                   (Continued and to be signed on the reverse)

                           (Continued from other side)

         By signing the proxy, a shareholder will also be authorizing the proxy holder to vote in his discretion regarding any procedural motions which may come before the Annual Meeting. For example, this authority could be used to adjourn the meeting if the Company believes it is desirable to do so. Adjournment or other procedural matters could be used to obtain more time before a vote is taken in order to solicit additional proxies or to provide additional information to shareholders. The Company has no current plans to adjourn the meeting, but would attempt to do so if the Company believes that adjournment would promote shareholder interests.

         PLEASE SIGN EXACTLY AS YOUR NAME APPEARS BELOW. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN.

                                    Date                                  , 2001
                                        ----------------------------------
                                    (Be sure to date Proxy)


                                    --------------------------------------------
                                    Signature and title, if applicable


                                    --------------------------------------------
                                    Signature if held jointly

                                    When signing as attorney, executor,
                                    administrator, trustee or guardian, please give full title as such. If a corporation, please sign the full corporate name by the President or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.